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                                                                    EXHIBIT 11.1

                        TSI INTERNATIONAL SOFTWARE LTD.
                       COMPUTATION OF EARNINGS PER SHARE


                                         Three Months Ended                Six Months Ended
                                              June 30,                          June 30,
                                      ------------------------          ------------------------
                                         1997          1996                1997          1996
                                         ----          ----                ----          ----
Primary:

Weighted average common shares
 outstanding                           2,886,822     2,886,822           2,886,822     2,886,822
Increment for shares issued within
 one year of the IPO                     232,167       232,167             232,167       232,167
Common shares expected to be issued
 for conversion of preferred stock     2,609,415     2,609,415           2,609,415     2,609,415
Dilutive effect of stock options         832,849       152,310             781,964        76,155
                                      ----------    ----------          ----------    ----------
Weighted average common and common
 equivalent shares outstanding         6,561,247     5,880,714           6,510,368     5,804,559
                                      ==========    ==========          ==========    ==========

Net Income                            $  266,800    $  186,400          $  579,500    $  307,500
                                      ==========    ==========          ==========    ==========

Per Share Amount                      $     0.04    $     0.03          $     0.09    $     0.05
                                      ==========    ==========          ==========    ==========

Fully Diluted:

Weighted average common shares
 outstanding                           2,886,822     2,886,822           2,886,822     2,886,822
Increment for shares issued within
 one year of the IPO                     232,167       232,167             232,167       232,167
Common shares expected to be issued
 for conversion of preferred stock     2,609,415     2,609,415           2,609,415     2,609,415
Dilutive effect of stock options         832,843       152,310             781,964        76,155
                                      ----------    ----------          ----------    ----------
Weighted average common and common
 equivalent shares outstanding         6,561,247     5,880,714           6,510,368     5,804,559
                                      ==========    ==========          ==========    ==========

Net Income                            $  266,800    $  186,400          $  579,500    $  307,500
                                      ==========    ==========          ==========    ==========

Per Share Amount                      $     0.04    $     0.03          $     0.09    $     0.05
                                      ==========    ==========          ==========    ==========
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